Exhibit 23.1
CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors:
Petro Resources Corporation
Houston, Texas
We hereby consent to the use in this Amendment No. 2 to the Form SB-2 Registration Statement of our report dated March 1, 2006 relating to the balance sheet of Petro Resources Corporation as of December 31, 2005, and the related statements of operations, changes in shareholders’ equity, and cash flows for the year then ended.
We also consent to the reference to our firm under the heading “Experts” appearing herein.
/s/ Farber Hass Hurlev & McEwen, LLP
Farber Hass Hurley & McEwen, LLP
http://www.fhhmcpas.com/
Granada Hills, California
October 5, 2007